Exhibit 99.3

Takeda Pharmaceutical Company Limited (4502)

Summary of Financial Statements for the Nine Month

Period Ended December 31, 2017 (Consolidated)

(Significant Subsequent Events)

Intention to acquire TiGenix NV

On January 5, 2018, Takeda entered into an offer and support agreement with TiGenix NV (Euronext Brussels and NASDAQ: TIG) (“TiGenix”), an advanced biopharmaceutical company developing novel stem cell therapies for serious medical conditions. On the same day Takeda announced its intention to acquire TiGenix, and this agreement provides for a recommended potential voluntary public takeover bid.

(1)	Purpose of acquisition

This acquisition will expand Takeda’s late stage gastroenterology (GI) pipeline with the U.S. rights to Cx601 (darvadstrocel), a suspension of allogeneic expanded adipose-derived stem cells (eASC) under investigation for the treatment of complex perianal fistulas in patients with non-active/mildly active luminal Crohn’s disease (CD). In July 2016, Takeda and TiGenix entered into an exclusive ex-U.S. license, development and commercialization agreement for Cx601. In December 2017, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending a marketing authorization for Cx601 and a global, pivotal Phase III trial for U.S. registration has been initiated. The acquisition is a natural extension of this existing partnership agreement between Takeda and TiGenix, where Takeda will have the potential opportunity to bring new treatment options to patients with gastrointestinal disorders world-wide.

This acquisition highlights Takeda’s leadership in GI, a core therapeutic area, and also showcases Takeda’s commitment to strengthen its presence in the U.S. specialty care market. The addition of TiGenix’s proprietary allogeneic stem cell platform, as well as earlier stage pipeline assets and complementary expertise will enhance Takeda’s stem cell capabilities and present future R&D opportunities across Takeda’s focus therapeutic areas.

(2)	Outline of acquisition

The acquisition is structured as an all cash voluntary public takeover bid by Takeda with respect to 100% of the securities with voting rights or giving access to voting rights of TiGenix that are not already owned by Takeda or its affiliates. The transaction is subject to the following conditions precedent: (i) the tender into the offer, in aggregate, of a number of securities that, together with all securities owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding securities on a fully diluted basis as of the end of the first acceptance period, (ii) the absence of a material adverse effect occurring at any time after the date of this announcement, (iii) Cx601 obtaining marketing authorization in the E.U. from the European Medicines Agency (EMA) and (iv) the expiration, lapse or termination as appropriate of any applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in respect of the offer.

Following closing of the potential voluntary public takeover bid, Takeda intends to launch a squeeze-out if the applicable conditions for such squeeze-out are met to delist the shares of TiGenix from Euronext Brussels and NASDAQ. After the squeeze-out, TiGenix would become a wholly-owned subsidiary of Takeda.

1) Tender offeror	Takeda Pharmaceutical Company Limited

2) Target company	TiGenix NV

3) Class of shares to be acquired	• all outstanding ordinary shares (with the exception of ordinary shares represented by American Depositary Shares);

• all outstanding American Depositary Shares (each representing 20 ordinary shares);

• all outstanding warrants to acquire ordinary shares; and

• all outstanding convertible bonds.

4) Estimated number of shares to be acquired (on a fully diluted basis)	290,288,172 shares (*) Percentage of voting rights: 96.1% (planned) (min. bid threshold is 85%)

(*) Excludes shares already held by Takeda or its affiliates.

5) Tender offer price	EUR 1.78 per share (and an equivalent price per American Depositary Share, warrant and convertible bond)

6) Acquisition amount (Aggregate tender offer price)

Approximately EUR 520 million (estimate) (*)

(*) The amount is an estimated amount calculated by multiplying the number of TiGenix’s ordinary shares (on a fully diluted basis and excluding the shares owned by Takeda or its affiliates) by the tender offer price per share. It does not include advisory fees.

7) Payment	Funding from existing cash balances

8) Period of tender offer	To be determined, subject to regulatory approvals being obtained.

(3) Outline of target company 1) Company name	TiGenix NV

2) Headquarters	Romeinse straat 12 box 2, 3001 Leuven, Belgium

3) Representative	Eduardo Bravo, Managing Director and Chief Executive Officer

4) Business description	TiGenix is a biopharmaceutical company focused on the development and commercialization of therapeutics from its platforms of allogeneic, or donor-derived, expanded stem cells

5) Share capital	EUR 27,428,719 (*) (*) As of January 5, 2018

Takeda Pharmaceutical Company Limited (4502)

Summary of Financial Statements for the Nine Month

Period Ended December 31, 2017 (Consolidated)

*	Forward-Looking Statements

This document contains “forward-looking statements.” Forward-looking statements include all statements other than statements of historical fact, including plans, strategies and expectations for the future, statements regarding the expected timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction or to satisfy the various closing conditions, future revenues and profitability from or growth or any assumptions underlying any of the foregoing. Statements made in the future tense, and words such as “anticipate,” “expect,” “project,” “continue,” “believe,” “plan,” “estimate,” “pro forma,” “intend,” “potential,” “target,” “forecast,” “guidance,” “outlook,” “seek,” “assume,” “will,” “may,” “should,” and similar expressions are intended to qualify as forward-looking statements. Forward-looking statements are based on estimates and assumptions made by management of Takeda and TiGenix that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Some of these risks and uncertainties include, but are not limited to: required regulatory approvals for the transaction may not be obtained in a timely manner, if at all; the conditions to closing of the transaction may not be satisfied; competitive pressures and developments; applicable laws and regulations; the success or failure of product development programs; actions of regulatory authorities and the timing thereof; changes in exchange rates; and claims or concerns regarding the safety or efficacy of marketed products or product candidates in development.

The forward-looking statements contained in this document speak only as of the date of this document, and neither TiGenix nor Takeda undertakes any obligation to revise or update any forward-looking statements to reflect new information, future events or circumstances after the date of the forward-looking statement. If one or more of these statements is updated or corrected, investors and others should not conclude that additional updates or corrections will be made.

*	Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If Takeda decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’s securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. Takeda, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

*	Important Additional Information for U.S. investors

The voluntary takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, shareholders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers – (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’s American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary (“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, Takeda will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer. Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by Takeda with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and Takeda with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.